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                                                                   Exhibit 10.69
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                              EMPLOYMENT CONTRACT

          This letter will serve to confirm our understanding and agreement ("Agreement") pursuant to which Trump Hotels & Casino Resorts Holdings, L.P. ("Trump") has agreed to employ Joseph A. Fusco ("You") and you have agreed to be employed by Trump for a period commencing on June 1, 1996 and expiring on May 31, 1999 or such later date to which it may be extended pursuant to Paragraph 13 hereof ("Expiration Date") unless terminated earlier by Trump pursuant to Paragraph 12 hereof.

 1. You shall be employed by Trump in the capacity of Executive Vice President, Government Relations and Regulatory Affairs, to perform such duties as are commonly attendant upon such office.

 2. a. During the term of this Agreement, you shall be paid an annual base salary at the rate of Two Hundred Eighty-Five Thousand ($285,000) Dollars, payable periodically in accordance with Trump's regular payroll practices.

     b. Upon the execution of this Agreement, you shall receive Forty Thousand ($40,000) Dollars.

     c. At the end of each calendar year during your employment, you shall receive a bonus in a minimum amount calculated pursuant to the bonus or similar plan then in effect by Trump Plaza Associates, a subsidiary of Trump.
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 3.  On the first anniversary of your employment with Trump and on all subsequent anniversary dates, you annual salary will be reviewed in accordance with Trump's regular policies therefor. Any increase of your annual salary shall be in Trump's sole and absolute discretion.

 4. You shall be afforded coverage under Trump's employee insurance programs in such form and at such levels as Trump, in its sole and absolute discretion, may hereafter elect to provide for similarly situated executives.

 5. a. You shall be entitled to participate in Trump's executive benefit programs in such form and at such levels as Trump, in its sole and absolute discretion, may hereafter elect to provide similarly situated executives.

     b. You shall also have free use of hotel valet and laundry services and executive comping privileges at such levels, if any, as Trump in its sole and absolute discretion, shall establish from time to time for similarly situated executives.

 6. You agree that until the Expiration Date, so long as Trump continues to pay your salary as provided herein, you shall not accept employment, either as an employee, consultant or independent contractor, with or on behalf of any other casino hotel located in Atlantic City, New Jersey. You acknowledge and agree that this restrictive covenant is reasonable as to duration, terms and geographical area and that the same is necessary to protect the legitimate interests of Trump, imposes no undue hardship on you and is not injurious to the public.

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 7.  You hereby agree that throughout the term of this Agreement you shall devote your full time, attention and efforts to Trump's business and shall not, directly or indirectly, work for, consult with or otherwise engage in any other activities of a business nature for any other person or entity without Trump's prior written consent. You will promptly communicate to Trump, in writing when requested, any marketing strategies, technical designs and concepts, and other ideas pertaining to Trump's business which are conceived or developed by you, alone or with others, at any time (during or after business hours) while you are employed by Trump. You acknowledge that all of those ideas will be Trump's exclusive property. You agree to sign any documents which Trump deems necessary to confirm its ownership of those ideas, and you agree to otherwise cooperate with Trump in order to allow Trump to take full advantage of those ideas.

 8. You acknowledge that you have access to information which is proprietary and confidential to Trump. This information may include, but is not limited to: (a) identity of customers and prospects, (b) names, addresses and phone numbers of individual contacts, (c) pricing policies, marketing strategies, product strategies and methods of operation, and (d) expansion plans, management policies and other business strategies and policies. You acknowledge and understand that this information must be maintained in strict confidence in order for Trump to protect its business and its competitive position in the marketplace. Accordingly, both during and after termination of your employment, you agree that you will not disclose any of this information for any purpose or remove materials containing this information from

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     Trump's premises. Upon termination of your employment, you will immediately return to Trump all correspondence files, business card files, customer and prospect lists, price books, technical data, notes and other materials which contain any of this information and you will not retain copies of those materials.

 9. You represent to Trump that there are no restrictions or agreements to which you are a party which would be violated by our execution of this Agreement and your employment hereunder.

10. You hereby represent that you will apply for such New Jersey Casino Control Commission ("Commission") qualification and license as may be required in connection with your employment hereunder; will not perform any duties or exercise any powers relating to such employment until qualified or licensed as may be required; and will take appropriate steps to renew said qualification and license in a timely manner.

12. Prior to the Expiration Date, Trump may terminate your employment only under the following circumstances (herein referred to as "Cause"):

     a. the denial or revocation by the Commission of your qualification or casino key employee license and the exhaustion of all appeals therefrom or, in the absence of an appeal, the exhaustion of all appeal periods from such action;

     b. your conviction of a crime under the law of any jurisdiction which constitutes a disqualifying crime described in N.J.S.A. 5:12-86;
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     c.  your having become permanently disabled and unable to perform the essential functions of your position;

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     d.  your death; or

     e. any breach by you of your duty of trust to Trump, such as theft by you from Trump or fraud committed by you upon Trump.

     In the event of a termination pursuant to this paragraph, Trump shall pay to you your compensation under Section 2 hereof earned to the date of termination and shall have no further liability or obligation to you under this Agreement.

13. Commencing on May 31,1998, twelve months prior to the initial Expiration Date of your employment, and on the last day of each week thereafter, this Agreement and its Expiration Date shall automatically be extended for an additional one (1) week period so that, at all times after such date, this Agreement shall remain in effect for an unexpired period of twelve (12) months. Such automatic renewals shall continue until Trump provides you with thirty (30) days prior written notice of its intent to stop such renewals and the effective date thereof. In the event of such notice, your employment under this Agreement shall terminate on the Expiration Date as last extended.

14. Trump shall indemnify, defend and hold you harmless, including the payment of reasonable attorney fees if Trump does not directly provide your defense, from and against all liability, damages, costs and expenses arising from any and all claims made by anyone, including, but not limited to, a corporate entity, company, other employee, agent, patron or member of the general public, which assert, as a basis, any acts, omissions or other circumstances involving the performance of your employment duties hereunder except to the extent that such liability, damages, costs and expenses are based upon your gross negligence or willful and wanton acts.

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15.  You represent that you are a citizen of the United States.

16. You acknowledge that it would be extremely difficult to measure the damages that might result from any breach by you of your promises in Sections 6, 7 and 8 of the Agreement and that a breach may cause irreparable injury to Trump which could not be compensated by money damages. Accordingly, Trump will be entitled to enforce this Agreement by obtaining a court order prohibiting you (and any others involved) from breaching this Agreement. If a court decides that any part of this Agreement is too broad, the court may limit that part and enforce it as limited.

17. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey, and in any lawsuit involving this Agreement, you consent to the jurisdiction and venue of any state or federal court located in New Jersey. This Agreement represents the entire agreement between the parties and may not be modified or amended without the written agreement of both parties.

     If the foregoing correctly sets forth our understanding, kindly sign and return to me the enclosed duplicate copy of this letter.

TRUMP HOTELS & CASINO RESORTS                  Agreed and Consented to by:
           HOLDINGS, L.P.
By:  Trump Hotels & Casino Resorts, Inc.
     General Partner


By:  /s/ Nicholas L. Ribis                     /s/ Joseph A. Fusco
     ---------------------                     -------------------
     NICHOLAS L. RIBIS                         JOSEPH A. FUSCO
     President and Chief Executive Officer

     May 3, 1996                               May 3, 1996

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